EXHIBIT 10.1

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“License Agreement”), dated for reference May 12, 2006 (the “Execution Date”), is entered into by and between Catch Curve, Inc., a Delaware corporation (“Catch Curve”), and VillageEDOCS, Inc., a California corporation (“VEDO”), as of the date on which this License Agreement has been fully executed by all of the parties hereto (“Effective Date”).

WHEREAS, Catch Curve owns the Licensed Patents (defined below) and desires to grant to VEDO a license under the claims of the Licensed Patents;

WHEREAS, VEDO desires to obtain a license from Catch Curve under the claims of the Licensed Patents.

NOW, THEREFORE, in consideration of the foregoing and the respective promises and covenants contained in this License Agreement, Catch Curve and VEDO hereby agree as follows:

1.	Definitions.

The following terms shall have the meanings set forth below:

1.1           Change of Control. “Change of Control” means the acquisition, directly or indirectly, by any person, entity or group of more than fifty percent (50%) of voting power of the voting stock of VEDO. “Change of Control” shall also mean any transaction in which any person, entity or group acquires, directly or indirectly, the power to elect a majority of the Board of Directors of VEDO.

1.2           Change Event. “Change Event” means a Change of Control or any transaction described in Paragraphs 9.1, 9.2, 9.3 or 9.4 below.

1.3           Excluded Market Products. “Excluded Market Products” means any product or service made for, used by or sold directly or indirectly to any Person who owns or controls or operates one or more hotels, motels, or similar businesses in the lodging industry identified by the same Standard Industrial Classification (1987 ed.) for the sole purpose of providing in-room guest-related services to guests who are lodging with that Person. Such guest-related services are not intended to include back office or administrative uses. For the purpose of this definition only, “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust, any unincorporated organization or a government or a political subdivision thereof.

1.4           Licensed Patents. “Licensed Patents” means United States Patents No. 4,994,926, No. 5,291,302, No. 5,459,584, No. 6,643,034, and No. 6,785,021 and Canadian Patents No. 1329852 and No. 2101327 and any divisional, continuation, continuation-in-part, reexamination, reissue or foreign counterpart patents thereof. The definition of Licensed Patents includes all patents currently owned by Catch Curve that are being licensed as part of the AudioFAX Patent Licensing Program.

1.5           VEDO’s Licensed Products. “VEDO’s Licensed Products” means all facsimile products and services made or sold by VEDO or its wholly-owned subsidiaries, which products and services are covered by one or more claims of the Licensed Patents.

1.6           100% Acceleration Event. “100% Acceleration Event” means any of the following events: (a) closing by VEDO of any new financing in excess of Three Million United States Dollars (US $3,000,000); or (b) any time when VEDO has a quarter end balance sheet with in excess of One Million Five Hundred Thousand United States Dollars (US $1,500,000) in cash or cash equivalents.

1.7           50% Acceleration Event. “50% Acceleration Event” means any time when VEDO has a quarter end balance sheet with in excess of One Million United States Dollars (US $1,000,000) in cash or cash equivalents.

2.	License.

2.1           Grant. Catch Curve grants to VEDO and its wholly-owned subsidiaries a worldwide, non-exclusive, non-divisible, fully paid-up license under the claims of the Licensed Patents to make, use, offer to sell or sell VEDO’s Licensed Products, except as limited herein. This license does not include any license or right to make, use, offer to sell or sell any Excluded Market Products or any products or services that are not VEDO’s Licensed Products. This license does not include any right to grant or issue sub-licenses except as set forth in Paragraph 2.2 below. Any other attempt to grant or issue sub-licenses without the express written consent of Catch Curve, which may be withheld by Catch Curve for any reason, shall be void. This license shall become effective only upon VEDO’s full and timely compliance with the terms of Paragraph 4.

2.2           Sub-licenses. VEDO may grant a sub-licenses to any or all of VEDO’s customers, distributors, and value added resellers of VEDO’s Licensed Products; provided, however, that each of the following conditions is met: (a) said sub-license shall be strictly limited to the re-sale or use of VEDO’s Licensed Products only; (b) said sub-license is non-assignable, non-transferable and non-divisible and is entirely derivative of and dependent on the license and rights granted in this License Agreement to VEDO; (c) said sub-license is subject to all of the terms, conditions, restrictions and definitions set forth in this License Agreement; and (d) said sub-license shall terminate upon any termination of the License Agreement or the license granted herein to VEDO.

3.	Records.

VEDO, and any assignee, transferee, successor and person or entity controlling, or controlled by, VEDO, shall furnish to Catch Curve once per year after the effective date of any Change Event, appropriate and relevant information that Catch Curve may reasonably request to enable Catch Curve to determine which products and services are covered under this License Agreement.

4.	License Fee.

In consideration of the license granted herein, VEDO shall pay and deliver to Catch Curve a License Fee as follows: VEDO shall pay to Catch Curve a non-refundable license fee in the total amount of Six Hundred Thousand United States Dollars (US $600,000) (“License Fee”), to be paid by VEDO and received by Catch Curve by wire transfer in the following installments on or before the following dates:

Payment Amount		Due Date
Payment 1:	US $75,000	Effective Date
Payment 2:	US $75,000	June 15, 2006
Payment 3:	US $15,000	July 15, 2006
Payment 4:	US $15,000	August 15, 2006
Payment 5:	US $15,000	September 15, 2006
Payment 6:	US $15,000	October 15, 2006
Payment 7:	US $15,000	November 15, 2006
Payment 8:	US $15,000	December 15, 2006
Payment 9:	US $15,000	January 15, 2007
Payment 10:	US $15,000	February 15, 2007

Payment Amount		Due Date
Payment 11:	US $15,000	March 15, 2007
Payment 12:	US $15,000	April 15, 2007
Payment 13:	US $15,000	May 15, 2007
Payment 14:	US $15,000	June 15, 2007
Payment 15:	US $15,000	July 15, 2007
Payment 16:	US $15,000	August 15, 2007
Payment 17:	US $15,000	September 15, 2007
Payment 18:	US $15,000	October 15, 2007
Payment 19:	US $15,000	November 15, 2007
Payment 20:	US $15,000	December 15, 2007
Payment 21:	US $15,000	January 15, 2008
Payment 22:	US $15,000	February 15, 2008
Payment 23:	US $15,000	March 15, 2008
Payment 24:	US $15,000	April 15, 2008
Payment 25:	US $15,000	May 15, 2008
Payment 26:	US $15,000	June 15, 2008
Payment 27:	US $15,000	July 15, 2008
Payment 28:	US $15,000	August 15, 2008
Payment 29:	US $15,000	September 15, 2008
Payment 30:	US $15,000	October 15, 2008
Payment 31:	US $15,000	November 15, 2008
Payment 32:	US $15,000	December 15, 2008

Upon the occurrence of a 50% Acceleration Event, 50% of the remaining balance due (US $600,000 less payments made prior to 50%% Acceleration Event) shall be automatically accelerated and 50% of the unpaid payments shall be due and payable in full within thirty (30) days of the 50% Acceleration Event. In addition, upon the occurrence of a 100% Acceleration Event, the remaining balance due (US $600,000 less payments made prior to 100% Acceleration Event) shall be automatically accelerated and all unpaid payments shall be due and payable in full within thirty (30) days of the 100% Acceleration Event.

Three Hundred and Fifty Thousand United States Dollars (US $350,000) are attributable to past sales of VEDO Licensed Products. The balance of the consideration payable hereunder is attributable to future sales of VEDO Licensed Products.

5.	Late Payment Charge.

Payments provided for in this License Agreement when overdue, shall be subject during the delinquency period to a late payment charge calculated at a rate of interest equal to one and one quarter percent (1.25%) per month; provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for any such charge, such charge shall be reduced to such maximum amount.

6.	Taxes.

Catch Curve is not responsible for any sales, use, value-added, personal property or other taxes imposed on VEDO’s manufacture, use, possession, offer of sale or sale of VEDO’s Licensed Products. Each party shall be solely responsible for any taxes based on its own net income.

7.	Term and Termination.

7.1           The term of this License Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patents.

7.2           Catch Curve may terminate this License Agreement after written notice to VEDO that VEDO has materially breached any of the terms and conditions of this License Agreement, and VEDO fails to cure such breach within thirty (30) days after receipt of such notice.

7.3           This License Agreement may be, without opportunity for cure, immediately and automatically terminated at Catch Curve’s option if full payment of the License Fee has not been made to Catch Curve within thirty (30) days after the due date set forth in Paragraph 4.

7.4           In the event of termination of this License Agreement, VEDO shall not be entitled to a refund of any payments made to Catch Curve.

7.5           This License Agreement may be terminated by Catch Curve, in its sole discretion, if a petition in Bankruptcy or for receivership or liquidation of VEDO is filed or an assignment is made for the benefit of creditors of VEDO.

8.	Limitations.

8.1           Nothing contained in this License Agreement shall be construed as creating any form of license or rights under any copyrights, mask works, trademarks, tradenames, service marks, service names, trade secrets or confidential information owned or controlled by Catch Curve.

8.2           Disclaimer. ALL WARRANTIES EXPRESSLY SET FORTH HEREIN, IF ANY, ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR USE OR OF MERCHANTABILITY) OR ASSERTED TO ARISE BY IMPLICATION UNDER ANY STATUTE, RULE OR REGULATION OF ANY JURISDICTION. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

8.3           Marking. VEDO shall permanently mark the user manuals and materials associated with VEDO’s Licensed Products, in the manner required by 35 U.S.C. § 287, with the numbers of the United States and Canadian Licensed Patents. VEDO may advertise or reference the fact that VEDO’s Licensed Products are licensed under the Licensed Patents and that such patents are owned by Catch Curve but, except as expressly provided herein, shall not otherwise use the name or any trademark or servicemark of Catch Curve to market, advertise or promote VEDO’s Licensed Products or any other products, or services, without Catch Curve’s express written consent.

9.	Change Events.

9.1           Transfer.  Catch Curve may freely assign and transfer any or all of its rights and obligations under this License Agreement and any or all of its rights and obligations in one or more of the Licensed Patents without VEDO’s approval. The license, rights and obligations of VEDO arising under this License Agreement are personal to VEDO. VEDO may not assign or transfer (collectively, “Transfer”) any of its license, rights or obligations granted under this License Agreement, except as set forth below in this Paragraph 9.1. Any attempted Transfer not specifically permitted by this Paragraph 9.1, whether by operation of law or otherwise, shall be void. VEDO may Transfer, without the consent of Catch Curve, not less than all of VEDO’s license, rights and obligations arising under this License Agreement to the third party purchaser of VEDO, which purchaser acquires all or substantially all of the assets of VEDO or any wholly-owned subsidiary of VEDO that produces VEDO Licensed Products or all of the business of VEDO or any such wholly-owned subsidiary which is covered by the license granted herein or is the party into which VEDO merges (“Third Party Successor”). The license and rights that may be Transferred to said Third Party Successor shall only cover and apply to VEDO’s Licensed Products as provided by VEDO or its wholly-owned subsidiaries and, in any event, shall not cover and apply to the products, services, technology, assets or business operations traceable to the Third Party Successor or its subsidiaries or affiliates. Once such a permitted Transfer has occurred, the Third Party Successor shall be bound by all terms, conditions, restrictions and definitions set forth in this License Agreement. For purposes of this Paragraph 9, the term “Transfer” specifically (a) excludes any Change of Control and any transaction described in Paragraph 9.3 or Paragraph 9.4 below; and (b) includes Transfers through mergers in which VEDO is not the surviving entity.

9.2           Change in Control. In the event there is a Change in Control, the license and rights granted to VEDO under this License Agreement shall only cover and apply to VEDO’s Licensed Products as provided by VEDO or its wholly-owned subsidiaries and, in any event, shall not cover or apply to the products, services, technology, assets or business operations traceable to the new owner or controlling company or the subsidiaries or affiliates thereof, unless Catch Curve, in its sole discretion, elects otherwise in writing. Any Transfer to VEDO by the new owner or controlling company or the subsidiaries or affiliates thereof of products, services, technology, assets or business operations shall be treated as an acquisition by VEDO under Paragraph 9.4 below. After any Change of Control, VEDO shall continue to be subject to all terms, conditions, restrictions and definitions set forth in this License Agreement. Nothing in this Paragraph 9.2 shall limit, expand or otherwise modify the terms and conditions of Paragraph 9.1 above.

9.3           Spin-offs. In the event a VEDO business unit, division or operation (or its products, services, technology or assets), which is rightfully operating under the license and rights granted in this License Agreement, is sold, transferred or assigned to or merged with a party other than the Third Party Successor, said business unit, division and operation and its products, services, technology and assets shall no longer be covered by said license and rights.

9.4           Acquisitions By VEDO. In the event VEDO acquires, or remains as the surviving entity in a merger with, another company or business, or acquires products, services, technology, assets or business operations of said company or business, then the license and rights granted to VEDO under this License Agreement shall not apply to or cover any of said other company or business, or the products, services, technology, assets or business operations traceable to same.

9.5           Notice of Change Event. VEDO shall give notice to Catch Curve of any Change Event within at least thirty (30) days prior to the effective date of any Change Event.

9.6           Future Negotiations. Upon the request of VEDO, Catch Curve will negotiate in good faith with VEDO, the Third Party Successor or the third parties described in Paragraph 9.3 or Paragraph 9.4 above, regarding the terms and conditions of a patent license agreement to cover products, services, technology, assets or business operations, excluded from coverage under Paragraph 9 of this License Agreement.

10.	General Provisions.

10.1         Choice of Law. This License Agreement will be governed by, and construed and interpreted according to, the substantive laws of the State of Georgia.

10.2         Choice of Forum and Attorneys’ Fees. Any claim or action arising in any way out of this License Agreement or the Licensed Patents must be brought in the United States District Court, Northern District of Georgia, Atlanta Division or, if subject matter jurisdiction cannot be obtained in that court, in any court of competent jurisdiction sitting in Fulton County, Georgia. Catch Curve and VEDO hereby submit to the jurisdiction and venue of said courts for these purposes and waive all defenses relating to said jurisdiction and venue. In the event of any litigation or claim relating to this License Agreement or the Licensed Patents, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses.

10.3         Entire Agreement. This License Agreement is the final and entire agreement between the parties relating to their subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

10.4         No Reliance. The parties each acknowledge that, in entering into this License Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral and written, not specifically set forth in this License Agreement. All of the parties represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this License Agreement.

10.5         Waiver; Modifications. No provision of this License Agreement shall be waived unless in writing signed by the party effecting such waiver. No waiver of the breach of any of the terms or provisions of this License Agreement shall be a waiver of any preceding or succeeding breach of this License Agreement or any other provisions of it. No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default. This License Agreement may only be modified or amended by a written agreement executed by each of the parties.

10.6         Notices. Any notices permitted or required under the provisions of this License Agreement shall be in writing and shall be personally delivered or mailed by certified mail, postage prepaid or shall be sent by overnight courier service addressed as follows:

If to Catch Curve:

Catch Curve, Inc.

The Biltmore

817 W. Peachtree St., NE

Suite 205

Atlanta, Georgia 30308

Attn:	Michael McLaughlin, Director, President & Secretary

With a copy to:

Thomas, Kayden, Horstemeyer & Risley, LLP

100 Galleria Parkway, NW

Suite 1750

Atlanta, GA 30339-5948

Attn:	Dan R. Gresham, Esquire

If to VEDO:

VillageEDOCS, Inc.

14471 Chambers Road, Suite 105

Tustin, CA 92780

Attn: Chief Executive Officer

With a copy to:

Michael T. Cronin, Esq.

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, FL 33756

Such notice shall be effective upon the earlier of receipt or five (5) days after mailing by certified mail. A party may change the address for notices by giving a notice of such change to the other party in the manner herein provided.

10.7         Severability. In the event that any one or more of the provisions contained in this License Agreement shall, for any reason, be held to be invalid, void, illegal, or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect any other provision of this License Agreement, and the remaining portions shall remain in full force.

10.8         Cooperation. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

10.9         Titles. Some Paragraphs of this License Agreement have titles and some do not. The fact that some Paragraphs hereof do not have titles shall have no significance. The titles are included for ease of reference only, and shall not be used to construe the meaning of this License Agreement.

10.10       Authority. All parties and authorized representatives signing this License Agreement represent and warrant that they have authority to execute and enter into this License Agreement.

	10.11	Counterparts. This License Agreement may be executed in multiple counterparts.
11.	Confidentiality and Press Release.

The terms and conditions of this License Agreement are confidential to Catch Curve. VEDO shall not disclose any such terms and conditions during the term of the License Agreement and for a period of one (1) year after termination for any reason or expiration of the License Agreement, except as required by law. The parties agree that each may issue a press release regarding this License Agreement.

12.	Release.

Catch Curve agrees to release VEDO from any and all claims and causes of action for infringement of the Licensed Patents by the manufacture, use, offer for sale or sale of VEDO’s Licensed Products, arising from the beginning of time to the Effective Date. In addition, Catch Curve agrees to release VEDO from any and all claims and causes of action for infringement of any and all patents and patent applications owned by Catch Curve other than the Licensed Patents as of the Effective Date, related to or arising out of the manufacture, use, offer for sale or sale of VEDO’s Licensed Products, as they exist as of the Effective Date, arising from the beginning of time to the Effective Date and through the term of the last to expire of any and all patents and patent applications owned by Catch Curve other than the Licensed Patents as of the Effective Date. Nothing in this release shall apply or extend to any claims or causes of action relating to Excluded Market Products. This release shall not be effective until the full and timely payment of the License Fee described in Paragraph 4.

IN WITNESS WHEREOF, the parties have executed this License Agreement through their duly authorized representatives on the respective dates set forth below.

CATCH CURVE, INC.

By:	/s/ Michael W. McLaughlin

Michael W. McLaughlin

Title:	President
Date:	May 11, 2006

VILLAGEEDOCS, INC.

By:	/s/ K. Mason Conner

K. Mason Conner

Title:	Chief Executive Officer
Date:	May 12, 2006